                                  GAS SALES CONTRACT
                                       between

                            COASTAL GAS MARKETING COMPANY
                                      as Seller

                                         and

                            AMERICAN CRYSTAL SUGAR COMPANY
                                       as Buyer



                             CGM Contract No. __________________

                                        INDEX
ARTICLE                                                                     PAGE

DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  2

CAPACITY AND REGULATORY AUTHORIZATIONS . . . . . . . . . . . . . . . . . . .   5

TERM . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   6

QUANTITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   7

QUALITY AND DELIVERY PRESSURE . . . . . . . . . . . . . . . . . . . . . . .   13

TRANSPORTATION AND DELIVERY POINTS . . . . . . . . . . . . . . . . . . . . .  14

MEASUREMENT AND TESTS . . . . . . . . . . . . . . . . . . . . . . . . . . .   16

PRICE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   17

CREDIT WORTHINESS . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

BILLING AND PAYMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . .   22

REGULATION . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

WARRANTY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    25

POSSESSION AND CONTROL . . . . . . . . . . . . . . . . . . . . . . . . . .    25

FORCE MAJEURE . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     26

TRANSFER AND ASSIGNMENT . . . . . . . . . . . . . . . . . . . . . . . . . .   27

VIKING CAPACITY . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   28

ASSIGNMENT OF TCPL CAPACITY . . . . . . . . . . . . . . . . . . . . . . . .   29

ENTIRE AGREEMENT . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    29

LIMITATION ON CLAIMS . . . . . . . . . . . . . . . . . . . . . . . . . . .    30

NOTICES . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     30

MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .   31

EXHIBIT "A"

EXHIBIT "B"

EXHIBIT "C"

EXHIBIT "D"

EXHIBIT "E"

                                  GAS SALES CONTRACT

    THIS AGREEMENT, made and entered into as of the 20th day of March, 1996, by and between COASTAL GAS MARKETING COMPANY, a Delaware corporation (hereinafter referred to as "Seller") and AMERICAN CRYSTAL SUGAR COMPANY, a Minnesota agricultural cooperative (hereinafter referred to as "Buyer");

                                     WITNESSETH:
    WHEREAS, Buyer desires to obtain a supply of natural gas;
    WHEREAS, Seller desires to sell natural gas to Buyer, and Buyer desires to purchase natural gas from Seller, under the terms and conditions hereinafter set forth; and
    WHEREAS Seller is in the process of acquiring expansion transportation service for the transportation of natural gas on TransCanada PipeLines Limited's
(TCPL) pipeline system from Empress, Alberta to Emerson, Manitoba; and WHEREAS Buyer is in the process of acquiring expansion transportation service on the pipeline system of Viking Gas Transmission Company's ("Viking") system, from Emerson, Manitoba to various points off the Viking's system;
    WHEREAS, Buyer and Seller intend to utilize such transportation capacity to facilitate the delivery of gas to Buyer under this Agreement;
    NOW THEREFORE, in consideration of the mutual covenants hereof, the parties agree as follows:

                                      ARTICLE 1.
                                     DEFINITIONS

    1.1. The term "British thermal unit" or "Btu" shall mean the amount of heat required to raise the temperature of one pound of water one (1 DEG.) degree Fahrenheit at sixty (60 DEG.) degrees Fahrenheit. Btu shall be measured on a dry basis at 14.73 psia.

    1.2. The term "Buyer's Facilities" shall mean the seven pulp dryers currently operating at Buyer's plants, as such plants are listed on Exhibit "A".

    1.3. The term "Daily Contract Quantity" shall, for each day of each month, mean the daily quantity of gas to be nominated, delivered and taken under this Agreement, as such daily quantity is determined pursuant to Article 4 below.

    1.4. The term "day" shall mean a period of twenty-four (24) consecutive hours period commencing at twelve o'clock (12:00) noon, Central Standard Time (CST), without regard to Daylight Savings Time.

    1.5. The term "Delivery Point(s)" shall mean the interconnection(s) between Viking and/or any local distribution company receiving gas from Viking for delivery to Buyer's Facilities.

    1.6. The term "Federal Energy Regulatory Commission" or "FERC" shall mean and include the Federal Energy Regulatory Commission and any other existing, new or succeeding governmental authority or agency which may now or hereafter have jurisdiction over the sale and/or transportation of gas hereunder.

    1.7. The term "gas" shall mean any mixture of hydrocarbons or of hydrocarbons and noncombustible gases, in a gaseous state, consisting essentially of methane.

    1.8.      The term "Incremental Gas" shall have the meaning specified in
    Section 4.1.2.

    1.9. The term "Index Price" shall mean the price per MMBtu (dry) of gas quoted under the heading "Index" for Northern Natural Gas Company, "Ventura, Iowa",

                          *CONFIDENTIAL TREATMENT REQUESTED*

    1.10. The term "Maximum Daily Quantity" shall mean the maximum daily quantity of gas that Buyer may purchase and, if requested by Buyer, that Seller shall sell and deliver hereunder and shall equal ten thousand nine hundred and twenty (10,920) MMBtu plus Shrinkage Gas. The parties recognize that the Maximum Daily Quantity cannot exceed the volume of the TCPL Capacity.

    1.11. The term "MMBtu" shall mean one million (1,000,000) British thermal units.

    1.12. The term "month" shall mean a period beginning at noon CST on the first day of a calendar month and ending at noon CST on the first day of the next succeeding calendar month.

    1.13. The term "Monthly Contract Quantity" shall, for each month, mean a quantity of gas equal to the sum of the Daily Contract Quantity in effect for each day of the month in question, and shall not be less than the Monthly Minimum Quantity.

    1.14. The term " Monthly Minimum Quantity" shall be determined as provided in Section 4.1.1.

    1.15.     The term "psia" shall mean pounds per square inch absolute.

    1.16. The term "Seller's Transporter" shall mean any and all pipeline(s) utilized by Seller to transport and deliver gas to Buyer under this Agreement.

    1.17. The term "Shrinkage Gas" shall mean the quantity of gas retained by Viking for fuel and gas lost and unaccounted for associated with the transportation of gas delivered hereunder at the Delivery Points, such quantity to be determined as set forth from time to time in Viking's tariff(s) on file with the FERC. In no event shall the quantity of Shrinkage Gas to be provided hereunder exceed two hundred eighteen (218) MMBtu.

    1.18. "TCPL Capacity" means the long term firm transportation service associated with TCPL's 1997/98 facilities application, between TCPL and Seller, and which provides for the transportation of 312.4 10(3) m(3) /d (10,920 MMBtu per day plus Shrinkage Gas) of Gas on the natural gas pipeline transportation facilities of TCPL from Empress, Alberta to Emerson, Manitoba.

    1.19.     The term "Viking" shall mean Viking Gas Transmission Company

("Viking").

    1.20. The term "Viking Capacity" shall mean the firm expansion capacity for which Buyer has applied on Viking's system from Emerson, Manitoba to the interconnection of Viking and any local distribution company providing deliveries to Buyer's Facilities, commencing November 1, 1996.

                                      ARTICLE 2.
                        CAPACITY AND REGULATORY AUTHORIZATIONS

    2.1. Buyer has applied to obtain the necessary firm expansion capacity on Viking's system defined as the Viking Capacity, as of November 1, 1996. If the Viking Capacity is not available beginning on November 1, 1996, Seller's obligations to sell gas and Buyer's obligation to buy gas hereunder shall be postponed until the date on which the Viking Capacity is available; provided however, if the Viking Capacity is not available by April 1, 1997, or it becomes apparent that Buyer cannot obtain the Viking Capacity by April 1, 1997, the parties shall negotiate in good faith to agree to alternate terms for the purchase and sale of gas. If the parties are unable to agree, or if Buyer's utilization of coal is preferable in its sole opinion, then this Agreement shall terminate. In the event of such termination, neither party shall have any liability or obligation to the other party as a result of this Agreement.

    2.2. Seller has applied to obtain the necessary firm expansion capacity on TCPL's system defined as TCPL Capacity, as of November 1, 1997. The TCPL Capacity is expected to be awarded by TCPL on/or before August 1, 1996.
If Seller
has not been awarded the TCPL Capacity by August 1, 1996, then the parties shall negotiate in good faith to agree to alternate terms for the purchase and sale of gas after October 31, 1997. If the parties are unable to agree, then either party may notify the other of the termination of this Agreement effective November 1, 1997. Seller will nevertheless deliver the gas at the contract price through October 31, 1997.

    2.3. It is recognized that certain regulatory authorizations shall be required to permit the export and import of gas supplies to be utilized to fulfill Seller's obligations to deliver gas under this Agreement. Seller shall use commercially reasonable efforts to obtain and maintain such authorizations, and Buyer shall cooperate with Seller in connection with obtaining such authorizations. The cost of obtaining and maintaining such authorizations shall be paid by Seller. If, despite such efforts of Seller, such authorizations as are necessary to permit the export/import of gas to be delivered under this Agreement, are not obtained, Seller may terminate this Agreement by giving ninety (90) days prior written notice to the Buyer.

                                      ARTICLE 3.
                                         TERM

    3.1. This Agreement shall be effective as of the date first hereinabove written, with delivery and purchase obligations beginning November 1, 1996, and, subject to Section 3.2, shall remain in effect for a primary term extending through October 31, 2007 and from year to year thereafter, unless terminated by either party upon expiration of the primary term or any subsequent one (1) year period upon the earlier of (i) one hundred and twenty (120) days written notice given prior to expiration of the primary term or prior to the expiration of any one year period occurring thereafter, or (ii) the notice period for application of firm transportation, renewal or the termination under Seller's Transporter's or Viking's tariff(s).

    3.2. At any time after January 1, 2000, either party may request that the parties negotiate in good faith to mutually agree upon amendments to this Agreement. If the parties are unable as a result of those negotiations to mutually agree upon appropriate amendments prior to July 1, 2000, then either party may terminate this Agreement effective as of October 31, 2001, by giving the other party written notice of termination on or before August 1, 2001.

                                      ARTICLE 4.
                                       QUANTITY

    4.1. Subject to the other provisions hereof, beginning on November 1, 1996, Buyer agrees to nominate and purchase from Seller hereunder and Seller agrees to deliver to Buyer all gas required by Buyer for Buyer's Facilities plus Shrinkage Gas, provided that Seller shall not be obligated to deliver a daily quantity of gas in excess of the Maximum Daily Quantity. If Buyer desires to purchase gas for use at Buyer's Facilities from Seller prior to November 1, 1996, such purchases shall be considered to be Incremental Gas, as provided in
Section 4.1.2.

    4.1.1. Buyer shall nominate and take from Seller a monthly quantity which is at least equal to the Monthly Minimum Quantity.

                          *CONFIDENTIAL TREATMENT REQUESTED*

                          *CONFIDENTIAL TREATMENT REQUESTED*

    4.1.2. From time to time hereunder, Buyer may elect to buy, and Seller may elect to sell, quantities of gas in excess of the Maximum Daily Quantity, which shall be referred to as Incremental Gas. In such event, Seller shall use best efforts to make Incremental Gas available for sale to Buyer. Buyer's and Seller's agreement with respect to such Incremental Gas shall be confirmed by use of an Exhibit "C".

    4.1.3. On or before three (3) business days prior to the day of each month that transportation nominations are due on Seller's Transporter and Viking (whichever day is the earliest) for the next month of delivery ("Delivery Month"), Buyer shall notify Seller of the Daily Contract Quantity for the next Delivery Month and of the daily quantity of gas to be delivered for each of Buyer's Facilities. The Daily Contract Quantity, however, shall not be more than the Maximum Daily Quantity, and the Monthly Contract Quantity shall not be less than the Monthly Minimum Quantity. If Buyer fails to notify Seller of the Daily Contract Quantity by the time set forth in the first sentence of this
Section 4.1.3 for the Delivery Month in question, the Daily

Contract Quantity for such Delivery Month shall be a daily quantity equal to the Daily Contract Quantity in effect on the last day of the month preceding the Delivery Month in question.

    4.1.4. Except with respect to quantities for which Buyer and Seller have established a price pursuant to Section 8.3, during a month, Buyer, by notice to Seller, may reduce its nomination of the Daily Contract Quantity, so long as such reduction does not result in the purchase for that month of a quantity of gas less than the Monthly Minimum Quantity. Any such requested reduction in the Daily Contract Quantity shall take effect as of the earlier of (i) two (2) business days after Seller's receipt of Buyer's notice of a reduction of the Daily Contract Quantity or (ii) when the reduction is made effective by Viking (it being understood, however, that the time periods specified in this sentence are not intended to limit the parties' obligations in Article 6 regarding nominations and imbalances). Any Alternate Quantities as defined in Section
8.3.3 shall not be subject to reduction in nomination.

    4.1.5. If, within any one month, Buyer desires to increase the Daily Contract Quantity being delivered (such increased Daily Contract Quantity not to exceed the Maximum Daily Quantity), the increase in the Daily Contract Quantity shall take effect as of the earlier of (i) two business days after Seller's receipt of Buyer's notice of an increase or (ii) when the change is made effective by Viking (it being understood, however, that the time periods specified in this sentence are not intended to limit the parties' obligations in
Article 6 regarding nominations and imbalances).

    4.2. If, for any month, Seller fails to deliver the Monthly Contract Quantity (which is a quantity equal to the sum of the Daily Contract Quantity in effect for each day of such month) and such failure is not otherwise excused by any provision of this Agreement, by operation of law or Buyer's failure to meet its obligations hereunder, Seller shall pay Buyer the Net Replacement Cost, as defined below, incurred by Buyer during the month of non-delivery to purchase a quantity of gas and/or alternate fuel, up to but not in excess of the difference between the Monthly Contract Quantity and the quantity actually delivered during the month in question; such gas and/or alternate fuel acquired by Buyer shall be referred to as Replacement Fuel. Deliveries within Viking's operational tolerances set forth in the applicable FERC approved tariff and firm rate schedule shall meet Seller's obligation to deliver gas to Buyer. "Net Replacement Cost" shall mean the quantity of Replacement Fuel purchased by Buyer during the month of non-delivery times the positive, incremental difference between (i) the total delivered cost (on a per MMBtu basis), reasonably incurred by Buyer to acquire such Replacement Fuel and (ii) the total delivered cost (on a per MMBtu basis) of such gas that would have been incurred by Buyer had such quantity been delivered by Seller at the Delivery Points hereunder. Within thirty (30) days after the actual quantities delivered hereunder during the month in question are confirmed by Viking, Buyer shall render to Seller a statement detailing the difference between the Monthly Contract Quantity and the quantity delivered, the quantity of Replacement Fuel, the costs and description of costs incurred by Buyer for such Replacement Fuel and Buyer's Net Replacement Cost. Within thirty
(30) days of receipt of such statement, Seller shall reimburse Buyer for Buyer's Net Replacement Cost for the month in question, Buyer agrees to acquire Replacement Fuel at the lowest reasonable price available to Buyer. Seller's payment to Buyer for Buyer's Net Replacement Cost incurred in obtaining

Replacement Fuel pursuant to this paragraph shall constitute Buyer's sole and exclusive remedy for Seller's failure to deliver the Monthly Contract Quantity pursuant to this Agreement for the month in question and Seller shall not, under any circumstances whatsoever, be liable to Buyer for any other costs, charges, expenses, losses or damages (except as set forth in Section 6.3 below) of any nature or kind whatsoever, whether direct or indirect, foreseeable or not foreseeable, consequential or incidental and arising from or in any way attributable to or suffered as the result of Seller's failure to deliver gas to Buyer pursuant to the terms of this Agreement during the month in question; except that, if Seller's failure to deliver the Monthly Contract Quantity is as the result of gross negligence or willful misconduct on Seller's part, then Buyer's remedies shall not be so limited.

    4.3.      Except with respect to Alternate Quantities as defined in
Section 8.3.3, if for any month, Buyer fails to nominate and take the Monthly Contract Quantity and such failure is not otherwise excused by any provision of this Agreement, by operation of law or Seller's failure to meets its obligations hereunder, Buyer shall pay Seller an amount calculated as the difference between the Monthly Contract Quantity and the portion of the Monthly Contract Quantity actually purchased by Buyer ("Deficiency Quantity") times fifteen percent (15%) of the applicable price as provided in Section
8.2 for the month in question. However, if with respect to the ultimate sale of the Deficiency Quantity (i) Seller utilizes Buyer's Viking Capacity for the ultimate sale of all or any portion of the Deficiency Quantity and (ii) Seller receives the Index Price, net of all transportation costs or charges downstream of Emerson associated with the sale of such Deficiency Quantity then such portion of the Deficiency Quantities shall be deemed to be "Excess Gas" as provided in Section 8.4.2 and shall not be eligible for the payment provided in this Section 4.3. Seller shall include the amount, if any, payable under this Section for each month in the statement rendered to Buyer pursuant to Section 10.1 for that month, together with a summary of Seller's calculation of the amount payable, in the month after the end of the Annual Period, or as soon thereafter as the information is available.

              4.3.1. If, for any month, Buyer fails to take the Alternate Quantities as defined in Section 8.3.3 for such month, and during such month, Seller sells all or a portion of the difference between such Alternate Quantities and the quantity taken by Buyer to another purchaser at a price less than the Alternate Price payable hereunder for the month in question, Buyer shall compensate Seller for the difference between the Alternate Price per MMBtu hereunder during the month in question and the price per MMBtu paid to Seller by such other purchaser ("Seller's Incremental Costs"). Within thirty (30) days after the actual quantities delivered are confirmed by Viking, Seller shall render to Buyer a statement of Seller's Incremental Costs detailing the difference between Alternate Quantities of Gas for such month and the quantity of gas not taken by Buyer in such month, the quantity of gas not taken by Buyer that was sold to another purchaser and the price Seller received from such other purchaser for such gas. Buyer shall reimburse Seller for Incremental Costs within thirty (30) days of Buyer's receipt of Seller's invoice for Seller's Incremental Costs. Seller will use commercially reasonable efforts to sell any Alternate Quantities not taken by Buyer at the best prices reasonably available from markets which Seller is not contractually obligated to serve.

              4.3.2.    Buyer's payments to Seller pursuant to this Section
4.3 and 4.3.1. shall constitute Seller's sole and exclusive remedy for Buyer's failure to purchase the Monthly Contract Quantity pursuant to this Agreement for the month in question, and Buyer shall not, under any circumstances whatsoever, be liable to Seller for any other costs, charges, expenses, losses or damages (except as set forth in Section 6.3 below) of any nature or kind whatsoever, whether direct or indirect, foreseeable or not foreseeable, consequential or incidental and arising from or in any way attributable to or suffered as the result of Buyer's failure to purchase gas from Seller pursuant to the terms of this Article 4 during the month in question. Nothing contained in this Section 4.3.2. shall affect Buyer's obligations under the other Articles of this Agreement.

                                      ARTICLE 5.
                            QUALITY AND DELIVERY PRESSURE

    5.1. All gas delivered under the terms of this Agreement shall at all times conform to the quality specifications of Viking at the Delivery Points, as such specifications are contained in Viking's FERC tariff in effect from time to time.

    5.2. Seller shall deliver the gas at a pressure sufficient to allow the gas delivered hereunder to be delivered to Buyer's Facilities at the Delivery Points; provided that Seller shall not be obligated to compress gas or cause same to be done, in order to deliver gas to Buyer hereunder. In the event that compression is required to effectuate delivery of gas hereunder and Seller does not compress, or cause same to be done, Seller shall not be obligated to deliver, and Buyer shall not be obligated to take, gas hereunder during the period that compression is required to effectuate delivery hereunder and neither party shall be liable to the other for the failure to deliver or take such gas.

                                      ARTICLE 6.
                          TRANSPORTATION AND DELIVERY POINTS

    6.1. All gas delivered hereunder shall be delivered to Buyer at the Delivery Points. Title to all gas sold hereunder shall pass from Seller to Buyer at the Delivery Points.

    6.2. If Seller's Transporter or Viking curtails or interrupts the transportation of gas to be delivered hereunder, the Daily Contract Quantity shall be reduced by the daily quantity of gas so curtailed or interrupted. If the Daily Contract Quantity is reduced because of such interruption or curtailment, Seller shall notify Buyer of such decrease. Seller shall use best efforts to acquire and deliver gas to replace the reduced Daily Contract Quantity. Such replacement gas shall be considered Incremental Gas, and shall be priced in accordance with Section 8.2.2 and confirmed by use of an Exhibit "C".

    6.3. The parties agree to fully cooperate to eliminate imbalances between nominations and deliveries on Seller's Transporter and Viking. Seller further agrees to coordinate with any local distribution companies delivering gas to Buyer's Facilities to eliminate imbalances. If any scheduling or imbalance penalties or charges (including, but not limited to, cash-outs) are imposed upon either party hereto by Viking or Seller's Transporter in accordance with the provisions of its applicable transportation tariff(s), as a result of a party's failure to deliver or take the Daily Contract Quantity, then the failing party shall reimburse the other party the dollar amount of such penalties or charges within thirty (30) days following receipt of an invoice therefor. Seller will be responsible for any such penalties or charges resulting from its failure to provide timely information to local distribution companies or transporters, as long as Buyer provided such information to Seller on a timely basis.

    6.4. Seller shall provide to local distribution companies delivering gas to Buyer's Facilities Buyer's nominations of the quantity of gas to be purchased from Seller under this Agreement and transported by the local distribution companies to each of Buyer's Facilities, subject to the following terms and conditions:

              6.4.1. Buyer agrees to notify Seller of its daily nomination of the quantity of gas to be purchased hereunder and transported by local distribution companies to each of Buyer's Facilities during the next Delivery Month. Buyer shall furnish such notice to Seller no later than the time that Buyer furnishes its notice of the Daily Contract Quantity under Section 4.1.3 above. Buyer's notice shall include any and all information necessary for Seller to furnish such nomination to local distribution companies. Seller agrees to nominate the quantity of gas that Buyer requests be transported, as provided herein, to local distribution companies and to receive from local distribution companies confirmation of such nominations (if and to the extent that local distribution companies agree to confirm such nominations to Seller) on Buyer's behalf.

              6.4.2. If, during a month, Buyer requests a change in the quantity to be purchased under this Agreement during that month, Buyer shall also furnish Seller with any and all information necessary for Seller to furnish such change in nomination to local distribution companies. Seller agrees to provide local distribution companies notice of such change in the nominated quantity as soon as practicable, but not later than one (1) business day after the date such request for change is received by Seller from Buyer.

              6.4.3. Seller agrees to develop forms that could be used by Buyer to provide to Seller the information necessary for Seller to furnish the nominations contemplated in this Section 6.4 to local distribution companies.

              6.4.4. Buyer agrees to provide a letter to local distribution companies (or other evidence satisfactory to local distribution companies) advising local distribution companies that Seller is authorized to make the nominations contemplated in this Section 6.4 .

              6.4.5. In conjunction with the services set forth above in this Section 6.4 , Seller shall also monitor the gas flow from the Delivery Points to Buyer's Facilities. Seller will communicate with Buyer's telemetering equipment (if available to Seller) or with Buyer's designated representatives if telemetering equipment is not available to Seller.

                                      ARTICLE 7.
                                MEASUREMENTS AND TESTS

    7.1. The measurement and testing of the gas sold hereunder shall be in accordance with Viking's FERC transportation tariff(s) in effect from time to time and applicable to gas delivered at the Delivery Points.

                                      ARTICLE 8.
                                        PRICE

    8.1.      Buyer shall pay to Seller each month the sum of the following:
Commodity Charge and/or Alternate Commodity Charge (as applicable) plus Incremental Gas Charge (if any) plus Additional Charges, minus Additional Credits.

    8.2.      The Commodity Charge is calculated as the Index Price

                          *CONFIDENTIAL TREATMENT REQUESTED*

              8.2.1. If at any time during the term of this Agreement, "INSIDE FERC'S GAS MARKET REPORT", or the Index Price set forth therein, is no longer published, Buyer and Seller shall, within (30) days of notification of the cessation of publication, mutually agree to a substitute publication. Such publication shall include a comparable natural gas market index tied to a location comparable to Ventura in that it (i) is delivered to Northern Natural Gas Company's market area and (ii) serves as a commonly accepted point for purposes of trading natural gas physical and financial futures transactions, to serve as the Index Price. Alternatively, the parties may mutually agree to another acceptable pricing mechanism. The substitute selected shall be retroactive to the time "INSIDE FERC'S GAS MARKET REPORT" or the Index Price was no longer published.

              8.2.2. The Incremental Gas Charge shall be calculated as the mutually agreed to price for Incremental Gas, *CONFIDENTIAL TREATMENT REQUESTED*
                         If the Incremental Gas is being purchased and sold as
the result of a curtailment of transportation as provided in Section 6.2 , or prior to November 1, 1996 as provided in Section 4.1 , the price to be paid for Incremental

Gas shall equal the actual cost incurred by Seller to acquire and deliver such gas, including without limitation all commodity costs for the gas, as well as all costs associated with the transportation of such gas to the Delivery Point(s).

    8.3.      The Alternate Commodity Charge shall be calculated as the
Alternate Price (as defined herein)     *CONFIDENTIAL TREATMENT REQUESTED*    In
lieu of paying the applicable Commodity Charge hereunder, at Buyer's request at any time after the TCPL Capacity and the Viking Capacity have been awarded to Seller and Buyer, respectively, subject to Section 9.1, Seller shall use commercially reasonable efforts to establish an alternate price (such Pricing being the "Alternate Price") or establish an alternate commodity charge pricing mechanism

                          *CONFIDENTIAL TREATMENT REQUESTED*

Such Alternate Price or mechanism may include without limitation prices derived from future prices published on the New York Mercantile Exchange ("NYMEX").
The Parties shall execute a confirmation in the form of Exhibit "D" to confirm such Alternate Price. Examples of alternate pricing mechanisms may include but are not limited to fixed prices, cross commodity swaps, fixed basis and fixed prices tied to an escalator. Any such Alternate Price will include any of Seller's costs associated with the transaction.

              8.3.1. Buyer may request, by telephone between the hours of 8:05 a.m. and 2:00 p.m. local Houston time on any day that natural gas futures contracts are traded on the NYMEX, that Seller quote an Alternate Price for a specified quantity of gas to be delivered at the Delivery Point(s) during a specified month. Buyer's request for an Alternate Price may include a request for Alternate Price(s) for more than one month and for varying quantities for each month.

              8.3.2. At the time of, or as soon as possible after Buyer's telephone request, Seller shall quote Buyer an Alternate Price based on the per MMBtu NYMEX or other futures traded price and the basis differential used to adjust the NYMEX or other futures traded price to the quoted price applicable to the Delivery Point(s) (such quoted price hereinafter referred as "Quoted Price"). Upon such notification and provided Buyer desires to continue the process to fix the price, Seller shall use commercially reasonable efforts during that trading day to acquire futures contracts as required to hedge the transaction at a price applicable at the Delivery Point(s) that is no higher than the Quoted Price. If such contracts are obtained by Seller, Seller shall immediately forward to Buyer by telecopy a "Price Confirmation", in the form of Exhibit "D", for Buyer's signature.

              8.3.3. Once an Alternate Price has been established for a Month, the Alternate Price shall be irrevocable as to the affected quantities ("Alternate Quantities"), and shall not thereafter be subject to change unless mutually agreed to by the Parties. If Alternate Prices are established for Alternate Quantities in a particular month that are less than the total quantities of gas purchased by Buyer in any month, and/or if more than one Alternate Price for different Alternate Quantities have been established in a particular month, then the first gas purchased during said month shall be the first Alternate Quantities established, followed by any additional Alternate Quantities in the order they were established, followed by Gas priced pursuant to the provisions of Section 8.2.2 and 8.2; respectively.

              8.3.4. The parties may establish an Alternate Price more than once for a particular month so long as Buyer meets the requirements of this Section 8.3 with respect to timing and quantities. Buyer's request for an Alternate Price in a month shall not include any quantity of gas which, when combined with quantities to which an Alternate Price(s) applies in such month, exceeds the Daily Contract Quantity.

    8.4.

         8.4.1.

                          *CONFIDENTIAL TREATMENT REQUESTED*

         8.4.2.

                          *CONFIDENTIAL TREATMENT REQUESTED*

                          *CONFIDENTIAL TREATMENT REQUESTED*

    8.5. Seller shall pay or cause to be paid all taxes imposed on or with respect to the gas prior to its delivery at the Delivery Points. Buyer shall pay, or cause to be paid, all taxes on or with respect to the gas at and after its delivery at the Delivery Points including, without limitation, any and all federal, state or local sales, use, gross receipts, consumption, or other similar tax or franchise fee that may arise from or be levied upon a sale under this Agreement. If Seller is required to remit or pay such taxes, Buyer shall promptly reimburse Seller for the tax paid. If Buyer is entitled to purchase natural gas free from any such taxes or charges, Buyer shall furnish Seller the necessary exemption or resale certificate covering the gas delivered hereunder at the Delivery Points prior to initial deliveries. Buyer agrees to indemnify and hold harmless Seller from any and all costs, charges and expenses of any nature incurred by Seller as a result of Seller's reliance on Buyer's representation of exemption.

              8.5.1. Notwithstanding anything in this Agreement to the contrary, in the event that a Btu, energy or similar tax is levied on Seller or Seller's supplier, Buyer agrees to reimburse Seller for all Btu, energy or similar taxes paid by Seller with respect to gas delivered hereunder or to reimburse Seller for all such taxes reimbursed by Seller to Seller's supplier. Any such reimbursement shall be invoiced by Seller and paid by Buyer pursuant to Article 10 below. If Seller subsequently receives a refund of any such tax reimbursed by Buyer, Seller shall refund any such amounts.

                                      ARTICLE 9.
                                  CREDIT WORTHINESS

    9.1. Prior to the commencement of deliveries and sales of gas under this Agreement, and at any time and from time to time thereafter, Buyer shall furnish Seller with credit information as may be reasonably required to determine Buyer's credit worthiness. If requested by Seller, Buyer shall promptly furnish Seller with a satisfactory letter of credit, guarantee or other good and sufficient security of a continuing nature and in a satisfactory amount, as determined by Seller in its reasonable business judgement. At any time Seller may suspend deliveries and sales of gas to Buyer if (i) Seller determines that there has been a material adverse change in Buyer's financial condition or if Buyer defaults in any payment obligation hereunder and such default continues for five (5) calendar days, and (ii) Buyer fails to satisfy Seller of its ability to pay, promptly after written notice of such event from Seller. Seller will resume deliveries and sales of gas to Buyer at such time as Buyer has satisfied Seller of its ability to pay.

                                     ARTICLE 10.
                                 BILLING AND PAYMENT

    10.1. On or before the twelfth (12th) day of each month during the term of this Agreement, Seller shall render a statement to Buyer for the total quantity of gas delivered to Buyer during the preceding month and for any other amount due under this Agreement. Buyer shall pay to Seller, on or before the later of (i) the twenty-second (22nd) day of the month or the tenth (10th) day after Buyer's receipt of Seller's statement, the amount due based on Seller's statement. Payment shall be made by wire transfer (in immediately available funds) and shall be directed to:

    By Wire Transfer:

         Coastal Gas Marketing Company
         Account #4055 2643
         Citibank, N.A., New York, N.Y.
         T/R #0210 0008 9

To the extent that the actual quantity delivered to Buyer is not available to Seller by the twelfth (12th) day of each month, Seller may bill Buyer based on nominated quantities, subject to adjustment for any known periods when nominated quantities were not delivered and subject to later correction based on actual data. If a statement is rendered based on nominated quantities rather than actual quantities, Seller shall render a corrected statement as soon as possible after actual quantities are known, but not earlier than the date of Seller's next statement.

    10.2. Buyer shall have the right during normal business hours and upon reasonable prior notice to examine the books, records and charts of Seller as necessary to verify any statement, charge or computation made under or pursuant to this Agreement. Seller shall have the right during normal business hours and upon reasonable prior notice to examine the books, records and charts of Buyer as necessary to verify Buyer's compliance with the terms and conditions of this Agreement.

    10.3. If, in the absence of a good faith dispute, Buyer fails to pay the amount of any statement rendered by Seller when due, Seller may after five
(5) calendar days suspend the sale of gas to Buyer, without liability, until payment is made and interest shall accrue on the amount not paid from the due date until the date of payment, at the then current prime rate of interest plus one percent (1%) charged by Citibank, N.A., New York, New York to its best commercial and industrial borrowers (but not to exceed any applicable maximum lawful rate of interest).
If Buyer in good faith disputes any portion of the amount of any statement rendered by Seller, Buyer shall timely pay to Seller all of the undisputed amount of the statement and shall notify Seller of the amount of the dispute and the reasons for the dispute not later than the due date of the statement in question. Buyer and Seller shall promptly confer with respect to the disputed amount and if it is determined, by agreement or otherwise, that Buyer owes an additional amount to Seller with respect to the unpaid, disputed amount of the statement, Buyer shall promptly pay to Seller such additional amount with interest thereon at the rate set forth above in this Section 10.3 from the original due date of the disputed statement until the date of payment. This clause shall not bar either party hereto from asserting any other remedy it may have at law or equity.

    10.4. If Buyer finds, within the later of (i) twenty-four (24) months after the date of any statement rendered by Seller or (ii) twenty-four (24) months after the date of any quantity adjustment by Seller's Transporter, that it has been overcharged and if Buyer has paid same and makes a claim for refund within such twenty-four (24) months, the overcharge, if verified by Seller, shall be refunded within thirty (30) days, without interest. If Seller finds, within the later of (i) twenty-four (24) months after the date of any statement rendered by Seller or (ii) twenty-four (24) months after the date of any quantity adjustment by Seller's Transporter, that there has been an undercharge in the amount billed in such statement, Seller may within such twenty-four (24) month period submit a statement for such undercharge to Buyer and Buyer upon verifying the same, shall pay the undercharge to Seller within thirty (30) days, without interest. No adjustments shall be made unless the other Party is notified of a claim prior to the expiration of the twenty-four (24) month period.

                                     ARTICLE 11.
                                      REGULATION

    11.1. This Agreement shall be subject to all valid applicable and effective laws, orders, rules, regulations and directives of all duly constituted federal, state and local governmental authorities having jurisdiction.

                                     ARTICLE 12.
                                       WARRANTY

    12.1. Seller warrants that it has the right to deliver the gas sold to Buyer hereunder, free and clear of all liens, encumbrances and adverse claims. Seller shall indemnify Buyer and save it harmless from suits, actions, debts, accounts, damages, costs, losses and expenses arising from or out of this warranty.

    12.2. OTHER THAN THOSE EXPRESSLY STATED IN THIS AGREEMENT, THERE ARE NO GUARANTEES OR WARRANTIES, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS, OR SUITABILITY OF THE PRODUCT FOR A PARTICULAR PURPOSE NOTWITHSTANDING ANY COURSE OF PERFORMANCE, USAGE OF TRADE OR LACK THEREOF INCONSISTENT WITH THIS PARAGRAPH.

                                     ARTICLE 13.
                                POSSESSION AND CONTROL

    13.1. As between the parties hereto, Seller shall be in exclusive control and possession of, and shall bear responsibility for any loss of gas or any damage or injury caused by the gas delivered hereunder until same shall have been delivered to Buyer at the Delivery Points, after which delivery Buyer shall be in control and possession of and bear the responsibility for such gas.

                                     ARTICLE 14.
                                    FORCE MAJEURE

    14.1. The term Force Majeure, as employed herein, shall include but not be limited to acts of God; strikes or other industrial disturbances; the direct effect of governmental or judicial orders, actions, or interferences; civil disturbances; war (declared or undeclared); sabotage; explosions; landslides; lightning; earthquakes; fires; storms; floods and washouts; freezing, breakage, operational failures or accidents to wells, machinery or lines of pipe; failure of Seller's suppliers to supply gas due to an event of force majeure; failure of Viking or Seller's Transporter to transport gas for any reason; the necessity for making repairs to or alterations of machinery, wellhead equipment or lines of pipe; and any other causes or occurrences, whether of the kind herein enumerated or otherwise not within the control of the party claiming Force Majeure, and which, by the exercise of due diligence, such party could not have prevented or overcome. Refusal of either party to accede to demands of laborers or labor unions which it considers unreasonable in its sole discretion shall not deny it the benefits of this provision.

    14.2. Except with regard to Buyer's or Seller's obligations to make payments due under this Agreement, in the event either party hereto is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, and which, by the exercise of due diligence, such party could not have prevented or overcome, it is agreed that, upon such party's giving notice and reasonably full particulars of such Force Majeure in writing or by telecopy to the other party within a reasonable time after the occurrence of the cause relied on, then the obligations of the party giving such notice, so far as they are affected by such Force

Majeure, from its inception, shall be suspended during the continuance of any inability so caused but for no longer period, and such party shall suffer no prejudice as the result of the force majeure event. Either party's inability to perform shall, as far as possible, be remedied with all reasonable dispatch. No Force Majeure event shall change the term of this Agreement. However, the parties recognize that the Daily Contract Quantity shall be reduced to the daily quantity of gas, if any, delivered during such period of force majeure and that, upon cessation of the event of force majeure, any subsequent increase in such Daily Contract Quantity shall be subject to Section 4.1.5 above.

    14.3. Buyer may not declare force majeure with respect to Alternate Quantities.

                                     ARTICLE 15.
                               TRANSFER AND ASSIGNMENT

    15. 1. Any entity that shall succeed by purchase, merger or consolidation to either party hereto shall be entitled to the rights and shall be subject to the obligations of its predecessor in title under this Agreement. However, no other assignment of this Agreement or of any rights or obligations hereunder shall be made by either party without the written consent of the other party, which consent shall not be unreasonably withheld. This Article 15 shall not prevent either party from assigning, pledging or mortgaging its rights hereunder as security for its indebtedness. This Agreement shall be binding upon and inure to the benefit of the respective successors and permitted assigns of the parties hereto.

                                     ARTICLE 16.
                                   VIKING CAPACITY

    16.1. Pursuant to the capacity release provisions of Viking's tariff, Buyer will release to Seller under a nonrecallable, prearranged basis at maximum rates, all firm transportation capacity entitlements that Buyer holds on Viking's system for the term of this Agreement. Seller shall be responsible to Viking for all nominations, allocations, balancing on Viking and payments to Viking, including, but not limited to, payments for reservation charges, ACA charges, GSR charges, GRI charges, fuel charges and the commodity charges incurred. Buyer shall remain responsible to Viking for all credit requirements associated with the Viking Capacity.

    16.2. Seller and Buyer agree to cooperate with each other and with Viking and Seller's Transporter to balance deliveries of gas with the actual requirements of Buyer's Facilities.

    16.3. In performing its obligations under this Agreement, Seller shall act solely as an independent contractor and not as an employee of Buyer. Further, this Agreement creates no relationship of principal and agent.

              16.3.1. There shall be no fiduciary relationship between Seller and Buyer. Buyer acknowledges that Seller is, and will continue to be, among other things, in the business of buying and selling gas and other fuels on its own account; in the business of making transportation contracts with pipelines and other carriers on its own account; and in the business of furnishing services relating to fuels management to persons other than Buyer. This Agreement in no respect restricts Seller's ability to engage in any of the foregoing, or any other, business activities.

    16.4. If Buyer determines that it (or any affiliated entity) no longer requires the Viking Capacity, Seller shall have the right of first refusal with respect to the Viking Capacity, subject to any applicable tariff.


                                     ARTICLE 17.
                             ASSIGNMENT OF TCPL CAPACITY
    17.1. If, for any reason, this Agreement is terminated by either party prior to October 31, 2007, Seller shall assign the TCPL Capacity to Buyer for the remainder of the term of the Transportation Contract pursuant to which Seller receives such capacity. Buyer agrees to accept such assignment. Buyer and Seller shall do all things necessary to expedite such assignments. If Buyer determines that it (or any affiliated entity) no longer requires the TCPL Capacity for the purpose of transporting gas to Buyer's Facilities, then Seller shall have the right of first refusal with respect to the assignment of the TCPL Capacity, SUBJECT TO ANY APPLICABLE TARIFF.

    17.2. If for any reason TCPL does not permit the assignment of the TCPL Capacity from Seller to Buyer as described in Section 17.1, then Buyer shall indemnify Seller against any and all costs associated with the TCPL Capacity from the date of termination of this Agreement through the later of (i) October 31, 2007, or (ii) the end of the primary term of the Transportation Contract for the TCPL Capacity.

                                     ARTICLE 18.
                                   ENTIRE AGREEMENT

    18.1. This Agreement constitutes the entire agreement between Seller and Buyer for the sale and purchase of gas described herein. THIS AGREEMENT SUPERSEDES ALL PRIOR NEGOTIATIONS, REPRESENTATIONS, CONTRACTS OR AGREEMENTS EITHER WRITTEN OR ORAL FOR THE PURCHASE AND SALE OF GAS

DESCRIBED HEREIN. No modification, alteration, amendment, instruction or interpretation of this Agreement shall be binding upon either party unless agreed to in writing by the party to be bound.

                                     ARTICLE 19.
                                 LIMITATION ON CLAIMS

    19.1. Neither Party shall be liable for any damages for any breach of this Agreement, unless a claim is presented in writing within two (2) years after the alleged damages occurred. The claim shall set forth in full the nature, character, cause, and amount of the damage.

                                     ARTICLE 20.
                                       NOTICES

    20.1. Dispatch information shall be furnished to the respective parties hereto by telecopy to the appropriate number shown below and each such telecopy shall be confirmed in writing. Any notice, request, demand, or statement (other than dispatch information) provided for in this Agreement shall be in writing and deemed given when deposited in the United States mail, certified, postage prepaid, directed to the address of the parties as follows:

BUYER

NOTICES:

American Crystal Sugar Company
101 Third Street
Moorhead, MN 56560
Attn:  Purchasing Manager
Telecopy: (218) 236-4494

INVOICES & STATEMENTS:

American Crystal Sugar Company
101 Third Street
Moorhead, MN 56560
Attn:  Accounts Payable
Telecopy:
         ------------------------

SELLER

NOTICES:

Coastal Gas Marketing Company
Coastal Tower
Nine Greenway Plaza
Houston, Texas 77046-0995
Attn:  Transportation Dept.
Telecopy:  (713) 877-7512

    20.2. Either party may from time to time change or designate another address for the purposes set forth above, and Seller may designate another payment account, by written notice to the other party.

                                     ARTICLE 21.
                                    MISCELLANEOUS

    21.1. No waiver by either Seller or Buyer of any default of the other under this Agreement shall operate as a waiver of any future default, whether of like or different character or nature.

    21.2. Buyer represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Seller represents and warrants that it has full and complete authority to enter into and to perform this Agreement. Each person who executes this Agreement on behalf of Buyer represents and warrants that he or she has full and complete authority to do so and that Buyer will be bound thereby. Each person who executes this Agreement on behalf of Seller represents and warrants that he or she has full and complete authority to do so and that Seller will be bound thereby.

    21.3. Seller agrees to request The Coastal Corporation to issue to Buyer a guaranty in substantially the form of Exhibit "E, attached hereto and made a part hereof. If The Coastal Corporation fails to issue such a guaranty to Buyer on or before May 1, 1996, then Buyer may terminate this Agreement by giving Seller written notice of termination prior to May 1, 1996 (after which Buyer's right to so terminate will be waived.)

    21.4. NEITHER BUYER NOR SELLER SHALL BE LIABLE TO THE OTHER PARTY FOR SUCH PARTY'S CONSEQUENTIAL, INCIDENTAL OR PUNITIVE DAMAGES RESULTING FROM A BREACH OF THIS AGREEMENT OR RESULTING FROM EITHER PARTY'S NEGLIGENCE ARISING OUT OF OR RELATED TO THIS AGREEMENT.

    21.5. This Agreement was prepared by both parties hereto and not by any party to the exclusion of the other party. Drafts of this Agreement shall not be used to interpret this Agreement.

    21.6. The headings throughout this Agreement are inserted for reference purposes only, and are not to be construed or taken into account in interpreting the terms and provisions of any Article, nor to be deemed in any way to qualify, modify or explain the effects of any such term or provision.

    21.7. AS TO ALL MATTERS OF CONSTRUCTION AND INTERPRETATION, THIS AGREEMENT SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY THE LAWS OF THE STATE OF MINNESOTA, NOTWITHSTANDING ANY CONFLICT OF

LAWS PRINCIPLES OF SAID JURISDICTION THAT MIGHT REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

    21.8. There is no third party beneficiary to this Agreement, and the provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a party or not a successor or assignee of a party to this Agreement.

    IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers in duplicate originals, as of the day and year first above written.

                                       COASTAL GAS MARKETING COMPANY

                                       By: /s/ J.R. Milam
                                          --------------------------
                                            J.R. Milam
                                            Vice President
                                                                "SELLER"

                                       AMERICAN CRYSTAL SUGAR COMPANY

                                       By: /s/ James J. Horath
                                          --------------------------
                                            Name: James J. Horath
                                            Title: Chief Financial Officer
                                                                "BUYER"



(SIGNATURE PAGE TO GAS SALES CONTRACT DATED MARCH 20, 1996 BETWEEN AMERICAN SUGAR COMPANY AS BUYER, AND COASTAL GAS MARKETING COMPANY, AS SELLER)

                                     EXHIBIT "A"

DELIVERY POINTS

Crookston - Great Plains town border station or if applicable a direct connection with Viking Gas Transmission.

East Grand Forks - Northern States Power town border station or if applicable a direct connection with Viking Gas Transmission.

Moorhead - Northern States Power town border station or if applicable a direct connection with Viking Gas Transmission.

                                     EXHIBIT "B"

                          *CONFIDENTIAL TREATMENT REQUESTED*



                          *CONFIDENTIAL TREATMENT REQUESTED*


*CONFIDENTIAL TREATMENT REQUESTED*

                                     EXHIBIT "C"
                                  GAS SALES CONTRACT
                                       BETWEEN
                        COASTAL GAS MARKETING COMPANY "SELLER"
                                         AND
                        AMERICAN CRYSTAL SUGAR COMPANY "BUYER"



American Crystal Sugar Company
101 Third Street
Moorhead, MN 56560
Attn:  Purchasing Manager

Gentlemen:

     Pursuant to the Gas Sales Contract dated _______________________ between Coastal Gas Marketing Company ("Seller") and American Crystal Sugar Company ("Buyer"), the following specifications shall apply to Incremental Gas delivered under the Agreement:

     INCREMENTAL GAS QUANTITY (MMBtu PER DAY (DRY)):

     INCREMENTAL GAS PRICE; (PER MMBtu (DRY)).....:

     PURCHASE PERIOD.......................:

     Please return one (1) executed copy of this Exhibit "C" to our Houston address, shown below, or via Facsimile (713) 877-7512. Should you not be in agreement with the terms of this Exhibit contact

___________________________


AMERICAN CRYSTAL SUGAR COMPANY          COASTAL GAS MARKETING COMPANY



By: __________________________          By: _________________________
    Name:                                   Name:
    Title:                                  Title:

                                     EXHIBIT "D"
                             ALTERNATE PRICE CONFIRMATION

American Crystal Sugar Company
101 Third Street
Moorhead, MN 56560
Attn:  Purchasing Manager

Gentlemen:

     Coastal Gas Marketing Company (as Seller) and American Crystal Sugar Company (as Buyer) are parties to a Gas Sales Agreement dated __________, 1996. The following shall confirm the agreement of Buyer and Seller with respect to the following Alternate Price(s):


       Month/Year           MMBtu/d          Alternate Price per MMBtu
       ----------           -------          -------------------------








     Please obtain the execution of this Alternate Price Confirmation and telecopy the signed agreement to Coastal Gas Marketing Company at (713) 877-7512.



                                        Sincerely,
                                        COASTAL GAS MARKETING COMPANY


                                        By:  ________________________
                                             Name:
                                             Title:


AMERICAN CRYSTAL SUGAR COMPANY

By:  _________________________
     Name:
     Title:

                                     EXHIBIT "E"

                                 [CORPORATE GUARANTY]

                                             *CONFIDENTIAL TREATMENT REQUESTED*


                                       GUARANTY

     Guaranty dated effective as of the 20th day of March, 1996, by The Coastal Corporation, a Delaware corporation (hereinafter referred to as the "Guarantor"), in favor of American Crystal Sugar Company (hereinafter referred to as "Creditor").

     WHEREAS, Creditor and Coastal Gas Marketing Company (hereinafter referred to as "Debtor") have entered into a certain Gas Sales Contract dated as of March 20, 1996, pursuant to which Debtor will sell natural gas to Creditor (hereinafter referred to as the "Contract"), and

     WHEREAS, as a condition precedent to Creditor's entering into the Contract, Guarantor has agreed to provide this Guaranty as provided herein;

     NOW, THEREFORE, for and in consideration of the premises, Guarantor hereby agrees as follows:

     1. GUARANTY. Guarantor guarantees to Creditor the payment of amounts due and payable by Debtor pursuant to the Contract during each Contract Year (as hereinafter defined) (such obligations being hereinafter referred to as the "Obligations"); provided, however, that (i) the maximum aggregate liability of Guarantor for Obligations incurred with respect to any Contract Year shall
be           , and (ii) as to Obligations which Guarantor is called upon to honor, Guarantor is and shall be entitled to assert any and all claims, counterclaims, defenses, offsets and other rights which Debtor could assert against Creditor with respect to the Obligations, except as provided in paragraph 7. below. As used in this paragraph, "Contract Year" means each of the twelve month periods with gas delivery and purchase obligations occurring during the term of the Contract (unless modified by agreement between Debtor and Creditor, the first Contract Year begins November 1, 1996, and ends October 31, 1997). In the event Debtor defaults in the payment of any of the Obligations, after thirty days' written notice to Guarantor at the address provided below, Guarantor shall make such payment or otherwise cause same to be paid. Guarantor's Obligations are subject to its receiving from Creditor copies of any and all notices of defaults and events of default given by Creditor to Debtor pursuant to the Contract in the same manner and at the same time as such notices are given by Creditor to Debtor, except to Guarantor's address for notice set forth in this Guaranty.

     2. TERMINATION. This Guaranty is continuing and shall remain in full force and effect until such time as all of the Obligations have been paid in full.

     3. WAIVERS. Except as is otherwise provided in this Guaranty, Guarantor waives notice of acceptance of the guaranty contained herein, presentment, demand, notice of dishonor, protest and notice of protest, and prosecution of litigation in connection with the Obligations.

     4. ASSIGNMENT. Neither Guarantor nor Creditor may assign its respective rights or obligations under this Guaranty without the other's written consent. Subject to the foregoing, this Guaranty shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns, and legal representatives.

     5. NOTICES. Any notice or other communication required or permitted to be given to Guarantor under this Guaranty shall be deemed to have been given when delivered personally or otherwise actually received or on the tenth
(10th) day after being deposited in the United States mail if registered or certified, postal prepaid, or one (1) day after delivery to a nationally recognized overnight courier service, fee prepaid, return receipt requested, if in writing and addressed as follows: The Coastal Corporation, Nine Greenway Plaza, Houston, Texas 77046, Attention: Secretary.

     6. APPLICABLE LAW. This Guaranty shall in all respects be governed by, enforced under and construed in accordance with the laws of the State of Texas.

     7. EFFECT OF CERTAIN EVENTS. Guarantor agrees that Guarantor's liability hereunder will not be released, reduced, impaired or affected by the occurrence of any one or more of the following events:

          a. The insolvency, bankruptcy, reorganization, or disability of Debtor;

          b. The renewal, consolidation, extension, modification, or amendment from time to time of the Contract;

          c. The failure, delay, waiver, or refusal by Creditor to exercise any right or remedy held by Creditor with respect to the Contract.

          d. The sale, encumbrance, transfer or other modification of the ownership of Debtor or the change in the financial condition or management of Debtor

     IN WITNESS WHEREOF, Guarantor has duly executed this Guaranty effective as of the date first written above.

                                      THE COASTAL CORPORATION




                                      By: ____________________________
                                          Coby C. Hesse
                                          Senior Vice President